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                                                                      EXHIBIT 99

                            FORT BEND HOLDING CORP.
                               ROSENBERG, TEXAS


FOR IMMEDIATE RELEASE                       CONTACT: David D. Rinehart
                                                     (281) 342-5571


                 FORT BEND HOLDING CORP. TO REDEEM CONVERTIBLE
                            SUBORDINATED DEBENTURES


Rosenberg, Texas, November 16, 1998 - Fort Bend Holding Corp. (NASDAQ: FBHC) announced today that it will redeem on December 23, 1998 all outstanding convertible subordinated debentures of the Company's 8% Convertible Subordinated Debentures due December 1, 2005. On October 21, 1998, the Company announced its acquisition by Southwest Bancorp, Inc. (NASDAQ: SWBT). With this acquisition, which is expected to close in the 1st quarter of 1999, the Company's shareholders will receive 1.45 shares of SWBT common stock for each share of FBHC common stock.

The redemption price is 105.6% or $1,056.00 per subordinated debenture, plus $4.89 in accrued interest through the date of redemption, for a total Redemption Price of $1,060.89 per debenture. As an alternative, shareholders also have the right to convert the subordinated debentures into the Company's common stock prior to December 23, 1998, at a rate of 92.592 shares of common stock for each $1,000 principal amount of subordinated debentures. Based on the closing price of the Company's common stock on November 12, 1998, the conversion rate corresponds to a conversion price of $2,199 per subordinated debenture converted.

A Notice of Redemption and Expiration of Conversion Privilege has been mailed to all holders of record of the Company's convertible subordinated debentures by the Company's transfer agent, Harris Trust and Savings Bank, who will also be serving as the Company's paying agent in the redemption.

FBHC serves Fort Bend, Harris, Wharton, Waller and Montgomery Counties in Southeast Texas through its subsidiary, FBF, headquartered in Fort Bend County and FBF's subsidiary Mitchell Mortgage located in The Woodlands. FBF's market area is located in the largest metropolitan area of Texas and the eighth largest in the United States. The Corporation's stock is traded on the Nasdaq National Market under the symbol "FBHC".

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